  Exhibit 99.1

202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

Lakeland Industries Bolsters Executive Management Team with Creation of New Position for EVP Global Sales and Marketing

Steven L. Harvey, a Data-driven Multinational Sales Veteran, Appointed as Company’s First Executive to Lead Coordinated Global Sales, Marketing and Customer Service Strategy

DECATUR, AL -- December 30, 2020 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced the appointment of Steven L. Harvey to the newly created position of Executive Vice President for Global Sales and Marketing, effective January 4, 2021. Mr. Harvey is a proven sales leader with over 25 years of progressive executive responsibility focused on managing sales organizations and utilizing analytics to drive revenue growth from large multinational corporate accounts and national and municipal government agencies. The EVP Global Sales and Marketing position will report to Charles D. Roberson, President and CEO of Lakeland Industries.

Commenting on the executive appointment, Mr. Roberson stated, “We are very pleased to expand the depth and strength of our executive management team with the addition of Steven Harvey at a time when we have been rapidly growing our top line and global customer base. The newly created position is consistent with our continued vertical alignment of our operational functions which is intended to provide agility within business disciplines to capitalize on market opportunities while yielding productivity efficiencies. As Executive Vice President of Global Sales and Marketing, Steve will leverage more than two decades of experience in technology and data driven sales systems for publicly traded and private companies larger than Lakeland.

“Under Steve’s leadership, we will for the first time globally coordinate and unify all sales, marketing and customer service strategies. This effort follows similar steps we have recently taken, including the company’s appointment of our first Global Supply Chain Manager, to develop and implement strategies to further enhance our manufacturing resiliency and flexibility which we expect to attain from capacity expansions at our production facilities in multiple international locations. These expansions will be fungible across our primary product lines for disposable, chemical and Critical Environment. Each of these developments complements the others and collectively, when combined with the continued investments in our ERP system, Salesforce CRM rollout, and data-centric planning processes, is expected to serve as a catalyst for continued growth while providing greater productivity and efficiencies.”

Throughout his career of more than 25 years, Steven L. Harvey has focused on international and domestic sales growth, sales analytics, customer service, customer retention and team building. Prior to joining Lakeland, Steve spent over ten years leading global sales and service for a multinational corporation and was heavily engaged in strategic business development with municipal and other government agencies. Earlier, he held sales and leadership roles of increasing responsibility for two companies, the latter was publicly traded with a $600 million market capitalization. He began his career with Procter and Gamble after graduating from Indiana University.

About Lakeland Industries, Inc.
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management, as well as the uncertain impact of the COVID-19 pandemic. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.